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EXHIBIT 21.1

SUBSIDIARIES

        The following table sets forth information as to Coherent's subsidiaries as of October 2, 2010 all of which are included in the consolidated financial statements. Coherent owns 100% of the outstanding voting securities of such corporations noted below, either directly or indirectly.

Name	Jurisdiction of Incorporation
Coherent (Deutschland), GmbH	Germany
Coherent (U.K.) Ltd.	United Kingdom
Coherent Japan KK.	Japan
Coherent GmbH	Germany
Lambda Physik USA, Inc.	United States
Coherent Investments, Inc.	United States
Coherent International Holding, Inc.	United States
Coherent Holding, GmbH	Germany
Coherent (U.K.) Holdings, Ltd.	United Kingdom
Coherent B.V.	The Netherlands
Coherent Finland, Ltd.	Finland
Coherent Scotland, Ltd.	Scotland
Coherent DEOS, LLC	United States
COHR International Finance C.V.	The Netherlands
COHR International Trading C.V.	The Netherlands
Coherent Europe B.V.	The Netherlands
Coherent Asia	United States
Coherent (Beijing) Commercial Company Limited	China
Coherent Canada, Inc.	Canada

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SUBSIDIARIES